                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549



                                   Form 8-K/A


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 4, 1999



                                Scope Industries
                                ----------------
             (Exact Name of Registrant as Specified in its Charter)


       California                       1-3552                  95-1240976
       ----------                       ------                  ----------
(State of Incorporation)             (Commission             (I.R.S. Employer
                                     File Number)         Identification Number)

233 Wilshire Blvd., Ste. 310, Santa Monica                              90401
------------------------------------------                              -----
(Address of Principal Executive Offices)                             (Zip Code)



                                 (310) 458-1574
              (Registrant's telephone number, including area code)


                         Exhibit Index located at Page 21

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a) Financial Statements of Businesses Acquired

        (i)     Independent Auditors' Report

        (ii) Combined Balance Sheets - January 2, 1999 and January 3, 1998 (audited) and April 3, 1999 (unaudited)

        (iii) Combined Statements of Operations for the Years Ended January 2, 1999 and January 3, 1998 (audited), and for the Three Months Ended April 3, 1999 (unaudited) and April 4, 1998 (unaudited)

        (iv) Combined Statements of Stockholder's Equity for the Years Ended January 2, 1999 and January 3, 1998 (audited), and for the Three Months Ended April 3, 1999 (unaudited)

        (v) Combined Statements of Cash Flows for the Years Ended January 2, 1999 and January 3, 1998 (audited), and for the Three Months Ended April 3, 1999 (unaudited) and April 4, 1998 (unaudited)

        (vi)    Notes to Combined Financial Statements


   (b) Pro Forma Financial Information

        (i)     Introduction

        (ii)    Unaudited Pro Forma Condensed Combined Balance Sheet-March 31,
                1999

        (iii) Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended March 31, 1999

        (iv) Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended June 30, 1998

        (v)     Notes to Unaudited Pro Forma Combined Financial Statements

   (c) Exhibits

       23   Independent Auditors' Consent

                           Independent Auditors' Report


The Shareholder
International Processing Corporation and
   International Transportation Service, Inc.:


We have audited the accompanying combined balance sheets of International Processing Corporation and International Transportation Service, Inc. and subsidiary as of January 2, 1999 and January 3, 1998, and the related combined statements of operations, stockholder's equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of International Processing Corporation and International Transportation Service, Inc. and subsidiary as of January 2, 1999, and January 3, 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



KPMG LLP
Dallas, TX
February 19, 1999

                    International Processing Corporation and
                   International Transportation Service, Inc.

                             Combined Balance Sheets
                      (In thousands, except per share data)


                                                January 2,        January 3,       April 3,
                                                   1999             1998             1999
                                                 --------         --------        --------
                                                                                 (Unaudited)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                      $     17         $     46        $     13
  Notes and accounts receivable                     2,490            3,193           2,392
  Inventories (note 2)                                647              477             684
  Prepaid expenses                                    289              325             121
                                                 --------         --------        --------
    Total current assets                            3,443            4,041           3,210

  Property, plant and equipment, net
    (note 3)                                       13,343           14,071          13,646
  Collection routes and contracts,
     less accumulated amortization of
     $2,091 at January 2, 1999 and
     $1,032 at January 3, 1998 (note 7)             7,568           10,468           7,568
  Goodwill-less accumulated amortization
     of $715 at January 3, 1998 (note 7)               --           15,253              --
  Other assets                                         46               80              46
                                                 --------         --------        --------
                                                 $ 24,400         $ 43,913        $ 24,470
                                                 ========         ========        ========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable, principally trade            $  2,559         $  4,350        $  3,198
  Accrued expenses (note 4)                         2,613            2,230           1,486
                                                 --------         --------        --------
    Total current liabilities                       5,172            6,580           4,684

  Deferred income taxes (note 8)                       --              143              --
  Other noncurrent liabilities (note 6)                28              436              26
                                                 --------         --------        --------
     Total liabilities                              5,200            7,159           4,710

STOCKHOLDER'S EQUITY:
  Common stock of IPC, $1.00 par value;
     3,000,000 authorized; 1,750,000
     shares issued and outstanding                  1,750            1,750           1,750
  Common stock of ITS, $100 par value;
     500 shares authorized; 15 shares
     issued and outstanding                             2                2               2
  Additional paid-in capital                       34,667           34,154          35,001
  Retained earnings (accumulated deficit)         (17,219)             848         (16,993)
                                                 --------         --------        --------
     Total stockholder's equity                    19,200           36,754          19,760
                                                 --------         --------        --------
Commitment and contingencies (notes 5
     and 11)
                                                 $ 24,400         $ 43,913        $ 24,470
                                                 ========         ========        ========



   The accompanying notes are an integral part of these combined statements.

                    International Processing Corporation and
                   International Transportation Service, Inc.

                        Combined Statements of Operations
                                 (In thousands)

                                        Fiscal Years Ended                Three Months Ended
                                    ----------------------------       -------------------------
                                    January 2,        January 3,       April 3,         April 4,
                                       1999             1998             1999             1998
                                     --------         --------         --------         --------
                                                                      (Unaudited)      (Unaudited)
NET SALES                            $ 44,548         $ 54,329         $ 10,558         $ 12,415

COSTS AND EXPENSES
  Cost of sales and operating
     expenses                          35,551           41,416            8,756            9,574
  Selling, general and
     administrative expenses            6,242            7,375            1,592            1,900
  Impairment loss (note l(b))          16,854               --               --               --
  Depreciation and
    amortization (note 3)               4,055            3,821               --              991
                                     --------         --------         --------         --------
                                       62,702           52,612           10,348           12,465
                                     --------         --------         --------         --------


Operating income (loss)               (18,154)           1,717              210              (50)

OTHER INCOME (EXPENSE):
  Interest income (expense)                (2)             (20)               2               --
  Other, net                              (54)              46               14               --
                                     --------         --------         --------         --------
                                          (56)              26               16              (50)

INCOME (LOSS) BEFORE INCOME
  TAXES                               (18,210)           1,743              226              (50)

Income tax expense (benefit)             (143)             662               --               --
                                     --------         --------         --------         --------

NET INCOME (LOSS)                    $(18,067)        $  1,081         $    226         $    (50)
                                     ========         ========         ========         ========


    The accompanying notes are an integral part of these combined statements.

                    International Processing Corporation and
                   International Transportation Service, Inc.

                   Combined Statements of Stockholder's Equity
                                 (In thousands)

                                                                      Retained
                                                   Additional        Earnings
                                     Common         Paid-In        (Accumulated
                                     Stock          Capital           Deficit)          Total
                                    --------       ----------      ------------       --------
Balance at December 28, 1996        $  1,752        $ 36,138         $   (233)        $ 37,657
Parent funding distributions              --          (1,984)              --           (1,984)
Net income                                --              --            1,081            1,081
                                    --------        --------         --------         --------
Balance at January 3, 1998             1,752          34,154              848           36,754

Parent funding contributions              --             513               --              513
Net loss                                  --              --          (18,067)         (18,067)
                                    --------        --------         --------         --------
Balance at January 2, 1999             1,752          34,667          (17,219)          19,200

Parent funding contributions
  (unaudited)                             --             334               --              334
Net income (unaudited)                    --              --              226              226
                                    --------        --------         --------         --------
Balance at April 3, 1999
  (unaudited)                       $  1,752        $ 35,001         $(16,993)        $ 19,760
                                    ========        ========         ========         ========


   The accompanying notes are an integral part of these combined statements.

                    International Processing Corporation and
                   International Transportation Service, Inc.

                        Combined Statements of Cash Flows
                                 (In thousands)

                                                            Fiscal Years Ended                 Three Months Ended
                                                         -------------------------        ----------------------------
                                                         January 2,      January 3,        April 3,         April 4,
                                                           1999             1998             1999             1998
                                                         ----------      ---------        ----------       -----------
                                                                                          (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)                                    $(18,067)        $  1,081         $    226         $    (50)
  Adjustment to reconcile earnings
    (loss) to net cash provided by
    operating activities:
      Depreciation and  amortization                        4,055            3,821               --              989
      Deferred income tax expense (benefit)                  (143)             311               --               --
      Loss on disposal of fixed assets                          5               17               --               11
      Impairment loss                                      16,854               --               --               --
  Changes in assets and liabilities:
    Notes and accounts receivable                             703              229              134             (191)
    Inventories and prepaid expenses                         (135)             272              131             (603)
    Accounts payable and accrued expenses                  (1,406)            (890)            (473)          (1,008)
    Other                                                      51               52               (3)             (19)
                                                         --------         --------         --------         --------
      Net cash provided by (used in)
        operating activities                                1,917            4,893               15             (871)
                                                         --------         --------         --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from disposal of fixed assets                      117                6               --               --
  Capital expenditures                                     (2,116)          (2,094)            (303)            (731)
                                                         --------         --------         --------         --------
     Net cash used in investing activities                 (1,999)          (2,088)            (303)            (731)
                                                         --------         --------         --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Parent funding contributions (distributions)                513           (1,984)             334            1,808
  Payments on long-term debt                                   --             (485)              --               --
  Contract payments                                          (460)          (1,041)             (50)            (100)
                                                         --------         --------         --------         --------
      Net cash provided by (used in)
        financing activities                                   53           (3,510)             284            1,708
                                                         --------         --------         --------         --------
Net (decrease) increase in cash and cash
  equivalents                                                 (29)            (705)              (4)             106

Cash and cash equivalents at beginning of year                 46              751               17               47
                                                         --------         --------         --------         --------
Cash and cash equivalents at end of year                 $     17         $     46         $     13         $    153
                                                         ========         ========         ========         ========

Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest                                             $      1         $     35         $     --         $     --
                                                         ========         ========         ========         ========
    Income taxes, net of refunds                         $     33         $     18         $     --         $     --
                                                         ========         ========         ========         ========


   The accompanying notes are an integral part of these combined statements.

                    International Processing Corporation and
                   International Transportation Service, Inc.

                     Notes to Combined Financial Statements
             Fiscal Years Ended January 2, 1999 and January 3, 1998
              and the Three Months Ending April 3, 1999 (Unaudited)
                          and April 4, 1998 (Unaudited)


(1)     General

        (a)  Nature of Operations

        International Processing Corporation, Inc. ("IPC") manufactures and sells Dried Bakery Product, an animal-feed ingredient produced from grain-based food by-products.

        International Transportation Service, Inc. ("ITS") is a common carrier primarily engaged in providing transportation services for IPC.

        Food By-Products Recycling, Inc. ("FBR"), a wholly-owned subsidiary of ITS, acquires raw materials in the Chicago, Illinois metro area. This raw material is either sold to a third party or to its affiliate, IPC, for processing.

        IPC and ITS (collectively referred to as the "Companies") are both wholly-owned subsidiaries of Darling International Inc. ("Darling"). All of the outstanding common stock of the Companies was purchased by Darling on August 29, 1996 for a total purchase price of $30 million.

        (b) Summary of Significant Accounting Policies

        Unaudited Interim Combined Financial Statements - The financial statements as of April 3, 1999 and for the three month periods ended April 3, 1999 and April 4, 1998, were prepared on the same basis as the audited combined financial statements and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the interim periods included herein are not necessarily indicative of the results that may be expected for the entire year. The financial information presented herein includes interim and annual operating results beginning with the year ended January 3, 1998, the first full annual period following the purchase of the Companies by Darling in August of 1996.

        Basis of Presentation - The combined financial statements include the accounts of the Companies and FBR. All significant intercompany balances and transactions have been eliminated in the combination. Darling's basis in the Companies has been "pushed down" in the preparation of the combined financial statements.

        Fiscal Year - The Companies have a 52/53 fiscal year ending on the December 31. Fiscal years for the combined financial statements included herein are for the 52 weeks ended January 2, 1999 ("Fiscal 1998") and the 53 weeks ended January 3, 1998 ("Fiscal 1997").

        Inventories - Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

                    International Processing Corporation and
                   International Transportation Service, Inc.

                     Notes to Combined Financial Statements
             Fiscal Years Ended January 2, 1999 and January 3, 1998
              and the Three Months Ending April 3, 1999 (Unaudited)
                          and April 4, 1998 (Unaudited)
                                   (Continued)

        Property, Plant and Equipment - Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of assets: (1) Buildings and improvements - 24 to 30 years; (2) Machinery and equipment - 3 to 8 years; and (3) Vehicles - 4 to 6 years. Maintenance and repairs are charged to expense as incurred and expenditures for major renewals and improvements are capitalized.

        Collection Routes and Contacts - Collection routes, restrictive covenants and consulting agreements are recorded at cost and are amortized using the straight-line method over periods ranging from 3 to 15 years.

        Goodwill - Represents the excess of the purchase price over fair value of net assets acquired, and was amortized on a straight-line basis over 30 years. Annually, the Companies make an assessment to determine the recoverability of this intangible asset. See Note 7 for discussion of impairment loss recognized in Fiscal 1998.

        Income Taxes - The Companies account for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Statements of Cash Flows - The Companies consider all short-term highly liquid instruments with an original maturity of three months or less, to be cash equivalents.

        Use of Estimates - The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of - The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 7 for discussion of impairment loss recognized in fiscal 1998.

                    International Processing Corporation and
                   International Transportation Service, Inc.

                     Notes to Combined Financial Statements
             Fiscal Years Ended January 2, 1999 and January 3, 1998
              and the Three Months Ending April 3, 1999 (Unaudited)
                          and April 4, 1998 (Unaudited)
                                   (Continued)


(2)     Inventories

        A summary of inventories follows (in thousands):

                        January 2,  January 3,  April 3,
                          1999        1998        1999
                        ----------  ---------   --------
                                               (Unaudited)
Raw materials             $451        $286        $368
Finished product           192         179         316
Supplies and other           4          12          --
                          ----        ----        ----
                          $647        $477        $684
                          ====        ====        ====

(3)     Property, Plant and Equipment

        A summary of property, plant and equipment follows (in thousands):

                                      January 2,           January 3,           April 3,
                                        1999                 1998                 1999
                                      --------             --------             --------
                                                                               (Unaudited)
Land                                  $    635             $    635             $    635
Buildings and improvements               1,555                1,491                1,555
Machinery and equipment                 14,117               11,584               14,117
Vehicles                                 2,546                2,537                2,546
Construction in process                    375                1,033                  678
                                      --------             --------             --------
                                        19,228               17,280               19,531
                                        (5,885)              (3,209)              (5,885)
                                      --------             --------             --------
                                      $ 13,343             $ 14,071             $ 13,646
                                      ========             ========             ========

        No depreciation was taken for the three months ended April 3, 1999 due to the assets having been restated in the fourth quarter of 1998 to reflect their fair value (see note 7 "Impairment Loss")(unaudited).

(4)     Accrued Expenses

        Accrued expenses consist of the following (in thousands):

                                         January 2,       January 3,          April 3,
                                           1999              1998              1999
                                         --------         ----------         --------
                                                                            (Unaudited)
Insurance                                 $  292            $  118            $   --
Compensation and benefits                    668               779               539
Liabilities associated with
  consulting and noncompete
  agreements                                 450               510               300
Income taxes payable                         381               414                --
Reserve for litigation matters
  (note 11)                                  234               225                75
Other                                        588               184               572
                                          ------            ------            ------
                                          $2,613            $2,230            $1,486
                                          ======            ======            ======

                    International Processing Corporation and
                   International Transportation Service, Inc.

                     Notes to Combined Financial Statements
             Fiscal Years Ended January 2, 1999 and January 3, 1998
              and the Three Months Ending April 3, 1999 (Unaudited)
                          and April 4, 1998 (Unaudited)
                                   (Continued)

(5)     Leases

        The Company leases seven plants and storage locations, one office location and a significant portion of its transportation equipment. Leases are noncancellable and expire at various times through the year 2006. Minimum rental payments under noncancellable operating leases as of January 2, 1999 are as follows (in thousands):

             Period ending fiscal
             --------------------
                       1999                      $   919
                       2000                          552
                       2001                          535
                       2002                          337
                       2003                          269
                       Thereafter                    739
                                                  ------
                                                  $3,351
                                                  ======

        Rental expense for the years ended January 2, 1999 and January 3, 1998 was $2,370,000 and $2,395,000, respectively.

(6)     Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (in thousands):

                                     January 2,     January 3,       April 3,
                                       1999           1998             1999
                                     ----------     ----------       --------
                                                                    (Unaudited)
Liabilities associated with
  consulting and noncompete
  agreements                           $ --            $400            $ --
Other                                    28              36              26
                                       ----            ----            ----
                                       $ 28            $436            $ 26
                                       ====            ====            ====


(7)     Impairment Loss

        During the fourth quarter 1998, Darling made the decision to dispose of the Companies as part of an effort to dispose of underperforming assets and sought investment banker's assistance in selling the assets of IPC and ITS. An offer, which was substantially below the then carrying values of the assets, was identified (see note 12 "Disposition of Assets"). Based upon this offer, the fair value of the Companies has been determined to be $19.2 million and as a result an impairment loss of $16.9 million has been recognized in Fiscal 1998. The impairment loss includes a charge against unamortized goodwill of $14.7 million and a charge against other intangibles of $2.2 million. Darling expects to complete the sale of the Companies within one year.

                    International Processing Corporation and
                   International Transportation Service, Inc.

                     Notes to Combined Financial Statements
             Fiscal Years Ended January 2, 1999 and January 3, 1998
              and the Three Months Ending April 3, 1999 (Unaudited)
                          and April 4, 1998 (Unaudited)
                                   (Continued)


(8)     Income Taxes

        The Companies are included in the consolidated federal income tax return of Darling. For purposes of the combined financial statements, income taxes, are provided as if the Companies filed a separate federal income tax return.

        Income tax expense (benefit) attributable to income (loss) before income taxes consists of the following (in thousands):

                    January 2,        January 3,       April 3,             April 4,
                      1999              1998             1999                 1998
                    ----------        ----------       --------             --------
                                                      (Unaudited)          (Unaudited)
Current:
  Federal            $  --             $ 322            $     --            $     --
  State                 --                29                  --                  --
Deferred:
  Federal             (132)              287                  --                  --
  State                (11)               24                  --                  --
                     -----             -----            --------            --------
                     $(143)            $ 662            $     --            $     --
                     =====             =====            ========            ========



      Income tax expense (benefit) for the years ended January 2, 1999, and January 3, 1998, and for the three months ended April 3, 1999 and April 4, 1998 differed from the amount computed by applying the Statutory U.S. federal income tax rate (35%) to income (loss) before income taxes as a result of the following (in thousands):

                                  January 2,           January 3,          April 3,           April 4,
                                     1999                 1998              1999                1998
                                  ----------           ----------          --------           --------
                                                                         (Unaudited)          (Unaudited)
Computed "expected"
  tax expense (benefit)             $(6,500)            $   610            $    82             $   (17)
State income taxes,
  net of federal benefit                 (7)                 35                 --                  --
Change in federal income
  tax valuation
  allowance                           6,357                  --                (88)                 --
Other, net                                7                  17                  6                  17
                                    -------             -------            -------             -------
                                    $  (143)            $   662            $    --             $    --
                                    =======             =======            =======             =======


      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at

                    International Processing Corporation and
                   International Transportation Service, Inc.

                     Notes to Combined Financial Statements
             Fiscal Years Ended January 2, 1999 and January 3, 1998
              and the Three Months Ending April 3, 1999 (Unaudited)
                          and April 4, 1998 (Unaudited)
                                   (Continued)

      January 2, 1999 and January 3, 1998 and April 3, 1999 are presented below (in thousands):

                                                   January 2,          January 3,         April 3,
                                                     1999                 1998              1999
                                                   ----------          ----------         --------
                                                                                         (Unaudited)
Deferred tax assets:
  Net operating loss carryforwards                  $   496             $    --            $ 2,362
  Intangibles                                         5,935                  --              5,761
  Accrued liabilities                                   281                 118                153
  Other                                                 295                 147                210
                                                    -------             -------            -------
    Total gross deferred tax assets                   7,007                 265              8,486
    Less valuation allowance                         (6,902)                 --             (6,814)
                                                    -------             -------            -------
    Net deferred tax assets                             105                 265              1,672
                                                    -------             -------            -------
Deferred tax liabilities:
  Goodwill                                               --                 268                 --
  Property, plant and equipment                         105                 140              1,672
                                                    -------             -------            -------
    Total gross deferred tax liabilities                105                 408              1,672
                                                    -------             -------            -------
                                                    $    --             $   143            $    --
                                                    =======             =======            =======

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, including reversal of taxable temporary differences, during the periods in which those temporary differences become deductible. At January 2, 1999, the Companies established a valuation allowance in order to reduce deferred tax assets to an amount meeting the more likely than not realization standard.

      At January 2, 1999, the Companies had net operating loss carryforwards for federal income tax purposes of approximately $1,300,000 which are available to offset future federal taxable income through 2013.

(9)   Employee Benefit Plans

      The Companies maintain a 401(k) and Profit Sharing Plan (the "Plan") under which substantially all employees, who are at least 21 years old and have one year of service, are eligible to participate. Participants are permitted to make contributions of their salary to the Plan on a pre-tax salary reduction basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended. The Companies may match contributions of participants at the discretion of management. The participants' contribution vest immediately, while the Companies' contributions vest gradually over six years. The Companies' total contributions for the fiscal years ended January 2, 1999 and January 3, 1998 were $42,000 and $33,000, respectively.

                    International Processing Corporation and
                   International Transportation Service, Inc.

                     Notes to Combined Financial Statements
             Fiscal Years Ended January 2, 1999 and January 3, 1998
              and the Three Months Ending April 3, 1999 (Unaudited)
                          and April 4, 1998 (Unaudited)
                                   (Continued)


(10)    Related Party Transactions

        Transactions with Darling include utilization of cash management services under which net cash balances or requirements of the Companies are transferred to or provided by Darling daily.

        Darling provides certain corporate general and administrative services to the Companies, including legal, treasury and benefits administration, among others, for which no costs have been charged or allocated. Accordingly, the accompanying combined financial statements do not necessarily reflect the results of operations, financial position and cash flows of the Companies had they operated on a separate basis for the periods presented.

(11)    Commitments and Contingencies

        The Companies are defendants or plaintiffs in various legal actions which have arisen in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a materially adverse effect on the Companies' combined financial position, results of operations, or liquidity.

(12)    Disposition of Assets (Unaudited)

        Effective April 4, 1999, Darling sold all of the outstanding capital stock of the Companies to Scope Products, Inc., a wholly-owned subsidiary of Scope Industries. The sales price for the capital stock of the companies was $21.5 million, with an additional $.5 million payment for a non-compete covenant and transaction costs. The purchase price was paid in cash and was determined by agreement between both parties. The agreement provides for adjustments that may result in a reduction to the sales price.

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS



        The following unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of Scope Industries (the "Registrant") and International Processing Corporation ("IPC") and International Transportation Service, Inc. ("ITS"). Through a Stock Purchase Agreement (the "Agreement"), Scope Industries acquired through its wholly-owned subsidiary Scope Products, Inc. all of the outstanding shares of stock of IPC and ITS as of April 4, 1999. The purchase price of the stock is $21,500,000 plus transaction costs, in addition to $500,000 payment for a non-compete covenant. A purchase price adjustment defined by the Agreement and estimated to be $1,500,000 reduces the purchase price to approximately $20,000,000. This acquisition will be accounted for under the purchase method of accounting. The acquisition costs will be allocated among the net assets of IPC and ITS based upon their estimated fair values.

        The operations of IPC and ITS have been combined with Scope Industries operations for the nine months ended March 31, 1999 and the twelve months ended June 30, 1998. For the results of operations for the nine month period ending March 31, 1999, the combined IPC's and ITS's operating results for the immediate six month period preceding the fiscal year period ending January 2, 1999 were combined with the three month period ended April 3, 1999. For the results of operations for the twelve month period ending June 30, 1998, IPC's and ITS's combined operating results for the immediate six month period preceding the fiscal year period ending January 3, 1998 were combined with the first six month period ended July 4, 1998.

        The unaudited pro forma condensed combined financial statements reflect the adjustments necessary for their fair presentation in accordance with generally accepted accounting principles. The unaudited pro forma condensed combined operating statements give effect to the combination as if it had occurred on July 1, 1997. The unaudited pro forma condensed combined balance sheet gives effect to the combination as if it occurred on March 31, 1999. The unaudited pro forma adjustments described in the accompanying notes reflect preliminary estimates and assumptions that management believes are reasonable under the circumstances.

        The unaudited pro forma condensed combined financial data are not necessarily indicative of what the financial position or results of the operations would have been had the combination actually occurred on the above mentioned dates. Additionally, they are not indicative of the future results of operations or financial position.

        Management is in the process of assessing and formulating its integration plans; however, the unaudited pro forma financial information does not include any synergy cost savings the combined company is expected to realize. Based on the finalization of the integration plan and other factors, the purchase accounting adjustments presented in these unaudited pro forma condensed combined financial statements may differ materially from the actual final adjustments.

        The unaudited pro forma condensed combined statements should be read in conjunction with Scope Industries historical consolidated financial statements and notes thereto, which are included in Scope's Annual Report on Form 10-K, along with the IPC and ITS financial statements for the years ended January 2, 1999 and January 3, 1998 included herein.

                                Scope Industries

                     Unaudited Pro Forma Condensed Combined
                                  Balance Sheet
                                 March 31, 1999
                                 (In thousands)

                                              Scope          IPC
                                           Industries        & ITS                               Pro Forma
                                            March 31,       April 3,          Pro Forma             Scope
                                              1999           1999           Adjustments(1)       Industries
                                           ----------       --------        ------------         ----------
ASSETS

CURRENT ASSETS:
  Cash and short-term
    marketable securities                   $ 40,398        $     13         $(22,000)(2)        $ 18,411
  Notes and accounts receivable, net           1,886           2,392            1,500(2)            5,778
  Inventories                                    630             684               --               1,314
  Prepaid expenses and other
    assets                                       973             121               --               1,094
  Deferred income taxes                          700              --              357(2)            1,057
                                            --------        --------         --------            --------
     Total current assets                     44,587           3,210          (20,143)             27,654

 Property, plant and equipment,
   less accumulated depreciation              11,239          13,646             (965)(2)          23,920
  Collection routes and
    contracts, less
    accumulated amortization                      --           7,568            2,379(2)            9,947
  Investments available for
    sale-at fair market value                  8,754              --               --               8,754
  Other assets                                 3,159              46              425(2)            3,630
                                            --------        --------         --------            --------
                                            $ 67,739        $ 24,470         $(18,304)           $ 73,905
                                            ========        ========         ========            ========

LIABILITIES AND SHAREOWNER'S
  EQUITY

CURRENT LIABILITIES:
  Accounts payable, principally
    trade                                   $  1,061        $  3,198         $     26(2)         $  4,285
  Accrued expenses                             2,336           1,486               --               3,822
                                            --------        --------         --------            --------
   Total current liabilities                   3,397           4,684               26               8,107

  Other noncurrent liabilities                    --              26               --                  26
  Deferred income taxes                          435              --            1,430(2)            1,865
                                            --------        --------         --------            --------
   Total liabilities                           3,832           4,710            1,456               9,998

SHAREOWNER'S EQUITY
  Common stock                                 4,161           1,752           (1,752)(3)           4,161
  Additional paid-in capital                      --          35,001          (35,001)(3)              --
  Retained earnings
    (accumulated deficit)                     55,549         (16,993)          16,993(3)           55,549
  Net unrealized gain on
     investments                               4,197              --               --               4,197
                                            --------        --------         --------            --------
   Total shareowner's equity                  63,907          19,760          (19,760)             63,907
                                            --------        --------         --------            --------
                                            $ 67,739        $ 24,470         $(18,304)           $ 73,905
                                            ========        ========         ========            ========


The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                Scope Industries

                     Unaudited Pro Forma Condensed Combined
                             Statement Of Operations
             For the Nine Months Ended March 31, 1999
                (In thousands, except shares and per share data)

                                           Scope               IPC
                                        Industries             & ITS                                      Pro Forma
                                         March 31,            April 3,             Pro Forma                Scope
                                           1999                1999              Adjustments(1)          Industries
                                       -----------         -----------           -------------           ------------
NET SALES                              $    15,487         $    30,736            $        --            $    46,223

COSTS AND EXPENSES:
  Cost of sales and operating
    expenses                                13,338              25,492                     --                 38,830
  Selling, general and
    administrative expenses                  2,849               4,385                     --                  7,234
  Impairment loss                               --              16,854                     --                 16,854(6)
  Depreciation and amortization              1,532               2,050                  1,210(4)               4,792
                                       -----------         -----------            -----------            -----------
                                            17,719              48,781                  1,210                 67,710
                                       -----------         -----------            -----------            -----------

                                            (2,232)            (18,045)                 1,210                (21,487)

  Investment and other income                1,835                  --                     --                  1,835
                                       -----------         -----------            -----------            -----------

LOSS BEFORE INCOME TAXES                      (397)            (18,045)                (1,210)               (19,652)

Income tax benefit                             (55)               (143)                  (851)(5)             (1,049)
                                       -----------         -----------            -----------            -----------

NET LOSS                               $      (342)        $   (17,902)           $      (756)           $   (18,603)
                                       ===========         ===========            ===========            ===========


LOSS PER COMMON SHARE:
  Basic                                $      (.31)                                                      $    (16.64)(7)
  Diluted                              $      (.30)                                                      $    (16.50)(7)
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:
  Basic                                  1,117,705                                                         1,117,705
  Diluted                                1,127,196                                                         1,127,196



The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                Scope Industries

                     Unaudited Pro Forma Condensed Combined
                             Statement Of Operations
                        For the Year Ended June 30, 1998
                (In thousands, except shares and per share data)


                                          Scope              IPC
                                       Industries           & ITS                                Pro Forma
                                         June 30,           July 4,          Pro Forma              Scope
                                          1998               1998          Adjustments(1)        Industries
                                       ----------        ----------        --------------        ------------
NET SALES                              $   25,045        $   51,572         $       --            $   76,617

COSTS AND EXPENSES:
  Cost of sales and operating
    expenses                               18,065            40,247                 --                58,312
  Selling, general and
    administrative expenses                 4,056             6,896                 --                10,952
  Depreciation and amortization             2,025             3,963                384(4)              6,372
                                       ----------        ----------         ----------            ----------
                                           24,146            51,106                384                75,636
                                       ----------        ----------         ----------            ----------

                                              899               466               (384)                  981

  Investment and other income              25,345               (40)                --                25,305
                                       ----------        ----------         ----------            ----------

INCOME (LOSS) BEFORE INCOME
  TAXES                                    26,244               426               (384)               26,286

Income tax expense (benefit)               10,180                --               (323)(5)             9,857
                                       ----------        ----------         ----------            ----------

NET INCOME (LOSS)                      $   16,064        $      426         $      (61)           $   16,429
                                       ==========        ==========         ==========            ==========


EARNINGS PER COMMON SHARE:
  Basic                                $    14.10                                                 $    14.42(7)
  Diluted                              $    13.98                                                 $    14.30(7)
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:
  Basic                                 1,139,276                                                  1,139,276
  Diluted                               1,148,645                                                  1,148,645


The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                Scope Industries

                     Notes to Unaudited Pro Forma Condensed
                          Combined Financial Statements
                                 March 31, 1999


(1) On April 4, 1999, the Registrant acquired 100% of the outstanding capital stock of IPC and ITS for a net sales price of $20.0 million, after a purchase price adjustment of approximately $1.5 million, plus transaction costs. The purchase agreement provided for a purchase price adjustment consisting of a dollar-for-dollar reduction in the purchase price measured by the excess of liabilities minus current assets as of the acquisition date. In addition to the $20.0 million, $.5 million was paid for a non-compete covenant. The purchase price was paid in cash and was determined by agreement between the Registrant and the stockholder of IPC and ITS (the "Seller"). The Registrant funded the purchase price with internally generated funds.

        The unaudited pro forma adjustments in the unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 1999 and the year ended June 30, 1998 give effect to the acquisition of IPC and ITS completed on April 4, 1999. The transactions are accounted for using the purchase method for business combinations as if each had occurred on July 1, 1997.

(2)     To reflect the purchase transaction.

         Purchase price of stock                                 $20,000,000
         Net assets acquired at historical amounts                19,760,000
                                                                 -----------
           Excess of purchase price over historical amounts      $   240,000
                                                                 ===========

         The following reflects the purchase accounting adjustments for the excess of purchase price over historical amounts
           of net assets acquired:
         Adjustment to fair value for collection routes
           and contracts                                         $ 2,379,000
         Adjustment to fair value for property, plant
           and equipment                                            (965,000)
         Net deferred tax liability                               (1,073,000)(a)
         Transaction costs                                          (101,000)
                                                                 -----------
         Total purchase accounting adjustments                   $   240,000
                                                                 ===========

        To reflect payment for non-compete covenant              $   500,000
                                                                 ===========

        (a) In addition to the recognized deferred income tax benefits and liabilities, an additional unrecognized income tax benefit of approximately $5.0 million is available to the Registrant in subsequent operating periods resulting from the tax deductions for goodwill amortization of approximately $13.2 million. In subsequent periods, the income tax benefit realized from goodwill amortization will first reduce the carrying value of collection routes and contracts until fully amortized, and secondly reduce income tax expense. The tax deduction for goodwill amortization will be available ratably over the next twelve years approximately.

(3) To reflect the adjustment for the elimination of investment in IPC and ITS upon closing of the transaction.

                                Scope Industries

                     Notes to Unaudited Pro Forma Condensed
                          Combined Financial Statements
                                 March 31, 1999
                                   (Continued)

(4) To reflect adjustments to depreciation of property, plant, and equipment using new fair values and asset lives, and to record amortization of non- compete covenant over three years and collection routes and contracts over five years as recorded in connection with the purchase agreement.

                                                       Nine months       Twelve Months
                                                       -----------       -------------
         IPC and ITS historical:
         Goodwill amortization                        $   266,000         $   532,000
         Collection routes and contracts                  383,000             767,000
         Depreciation                                   1,401,000           2,665,000
                                                      -----------         -----------
         Pre-acquisition depreciation & amort           2,050,000           3,963,000

         Unaudited pro forma:
         Collection routes and contracts                1,492,000           1,989,000
         Covenant amortization                            125,000             167,000
         Depreciation                                   1,643,000           2,191,000
                                                      -----------         -----------
         Post acquisition depreciation & amort          3,260,000           4,347,000
                                                      -----------         -----------
         Net pro forma adjustment                     $(1,210,000)        $  (384,000)
                                                      ===========         ===========

(5) To reflect the computation of income taxes on unaudited pro forma net income (loss) at the Registrant's estimated effective tax rate of 37.5%. The Registrant has not recognized any income tax benefit from the impairment loss incurred under prior ownership.

(6) Impairment loss incurred under prior ownership consisting primarily of the unamortized carrying value of goodwill allocated by Darling as part of their 1996 purchase of the Companies.

(7) Unaudited pro forma net income (loss) per common share is calculated by dividing unaudited pro forma net income (loss) by the weighted average common and common equivalent shares of the Registrant outstanding during the periods.

                                  EXHIBIT INDEX


        Exhibit                                                         Page
        Number                       Description                       Number
        ------                       -----------                       ------
          23                   Consent of KPMG LLP                     23

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       SCOPE INDUSTRIES


DATE:  June 17, 1999                   By /s/ John J. Crowley
                                          --------------------------------------
                                          John J. Crowley
                                          Vice President and
                                          Chief Financial Officer